OPINION OF COUNSEL

Ladies and Gentlemen:

         I have made such examination of the law and have examined such Company records and documents as in my judgment are necessary or appropriate to enable me to render the opinion:

     1. AIG Life Insurance Company is a valid and existing stock life insurance company domiciled in the State of Delaware.

     2. Variable Account II is a separate investment account AIG Life Insurance Company validly existing pursuant to the Delaware Insurance Laws and the Regulations thereunder.

     3. All of the prescribed corporate procedures for the issuance of the Flexible Premium Variable Universal Life Policies (the "Policy") have been followed, and when such Contracts are issued in accordance with the Prospectuses contained in the Registration Statement, all state requirements relating to such Contracts will have been complied with.

     4. Upon the acceptance of premiums made by Contract Owners pursuant to a Contract issued in accordance with the Prospectuses contained in the Registration Statement and upon compliance with applicable law, such Contract Owner will have a legally-issued, fully-paid, nonassessable interest in such Contract.

This opinion, or a copy thereof, may be used as an exhibit to or in connection with the filing with the Securities and Exchange Commission of the Post Effective Amendment No. 7 to the Registration Statement on Form S-6 (33-90684) for the Contracts to be issued by American International Life Assurance Company of New York and its separate account, Variable Account II.

                                            /s/ Kenneth D. Walma
                                            -----------------------
                                            Kenneth D. Walma
                                            Vice President and General Counsel

Dated:  May 1, 2000